UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
 Exchange Act of 1934 (Amendment No.     )

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 FILED BY A PARTY OTHER THAN THE REGISTRANT ☑
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ROFIN-SINAR TECHNOLOGIES INC.

(Name of Registrant as Specified In Its Charter)

SilverArrow Capital Advisors LLP
SilverArrow Capital Holding Ltd.
SAC Jupiter Holding Ltd.
Pluto Fund Limited
Thomas Limberger
Robert Schimanko
Abdullah Saleh A. Kamel
Osama H. Al Sayed
Gebhard Rainer
 Jordan Kovler

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY AND SUBJECT TO COMPLETION, DATED JANUARY 12, 2016

2016 Annual Meeting of the Stockholders
of
Rofin-Sinar Technologies Inc.

Proxy Statement
of
SilverArrow Capital Advisors LLP	SilverArrow Capital Holding Ltd. Pluto Fund Limited	SAC Jupiter Holding Ltd.

Thomas Limberger	Robert Schimanko	Abdullah Saleh A. Kamel	Osama H. Al Sayed

Gebhard Rainer	Jordan Kovler

This proxy statement and the enclosed [GREEN] proxy card have been prepared by SilverArrow Capital Advisors LLP, SilverArrow Capital Holding Ltd., SAC Jupiter Holding Ltd. and Pluto Fund Limited (the “Concerned Rofin Stockholders”), and the other participants in this solicitation (collectively referred to as “we” or “us”) in order to solicit your proxy for use at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Rofin-Sinar Technologies Inc. (“Rofin” or the “Company”).  We collectively have voting power over approximately [●]% of Rofin’s outstanding common stock, par value $0.01 per share (the “Common Stock”).

Rofin’s stock has significantly underperformed over the past five-year period when compared to its peer group and broader indices.  We attribute the market’s substantial discount to Rofin’s misguided strategy, poor board oversight and ineffective management.  Rofin has lost relative market share, is burdened with numerous corporate inefficiencies, has missed out on growth opportunities and has not properly deployed capital.  Additionally, we believe Rofin’s long-tenured board (15 year average) lacks the true independence needed to serve the interests of its stockholders.  The Board of Directors of the Company (the “Board” or the “Board of Directors”) has engaged in related party transactions and is comprised of individuals with long-standing personal and professional relationships that lead them to operate in their own interests (and not those of the stockholders as a whole).

We believe we have a clear roadmap for change and value creation for stockholders.  New directors are needed to help refocus Rofin and add fresh perspectives with a greater focus on stockholder accountability, while implementing a strategic review and focusing on higher growth segments of the market, initiating a sales and marketing restructuring program, an operational excellence program, improving governance practices and properly deploying capital.

We are therefore seeking your support at the Annual Meeting, scheduled to be held at [●] on  [●], 2016, at [10:00 a.m., local time], to elect our slate of three director nominees to the Board in opposition to the Company’s incumbent directors. The Company has a classified Board, which is currently divided into three classes. There are three directorships up for election at the Annual Meeting.  The approximate date of mailing for this proxy statement and the enclosed [GREEN] proxy card is [●], 2016.  This proxy statement and the enclosed [GREEN] proxy card are being furnished to the Company’s stockholders by us in connection with the solicitation of proxies for the following.

1.	To elect Thomas Limberger, Gebhard Rainer and Jordan Kovler, collectively referred to as “our nominees”, to serve on the Board of Directors. We urge you to vote FOR each of our nominees as directors.

2.
To amend the Certificate of Incorporation of the Company (the “Certificate of Incorporation”) by deleting Section 8.1(c)(2) and to require the Board of Directors to take all necessary steps, including the amendment of the By-laws, to eliminate the classification of the Board of Directors and to require that all directors elected at or after the annual meeting held in 2016 be elected on an annual basis. We urge you to vote FOR this proposal.

3.
To urge the Board of Directors to take all necessary steps, including the amendment of the Certificate of Incorporation and By-laws, to permit stockholders holding 15% or more of the outstanding shares of common stock to call a special meeting of the stockholders. We urge you to vote FOR this proposal.

4.
To request the Board of Directors to initiate the appropriate process to amend the Company's By-laws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of stockholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.  We urge you to vote FOR this proposal.

5.
To urge the Board of Directors to take all necessary steps, including the amendment of the By-laws, to permit written consent by stockholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all stockholders entitled to vote thereon were present and voting.  We urge you to vote FOR this proposal.

6.
To request the Board of Directors to take the steps necessary so that each stockholder voting requirement, or other requirement, in our articles and by-laws, that calls for a greater than a simple-majority vote, be changed to a majority of votes cast "for" or "against" the proposal in compliance with applicable laws.  We urge you to vote FOR this proposal.

7.
To vote in the manner you indicate with respect to the proposal to ratify the appointment of [Deloitte & Touche LLP] as Rofin’s independent registered public accounting firm for the fiscal year ending September 30, 2016.  We make no recommendation as to this proposal.

8.	To grant the proxy holders discretion to vote on such other matters as may properly come before the Annual Meeting.

Rofin has disclosed that the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting was [●], 2016.  Stockholders of record at the close of business on the record date will be entitled to vote at the Annual Meeting.  As of the date of this proxy statement, we are the beneficial owners of an aggregate of [●] shares of Common Stock, which represented approximately [●]% of the outstanding shares of Common Stock as of the record date.  We intend to vote all of our shares FOR our nominees and FOR Proposals No. 2 through 6.  If any of our nominees is unable to serve or for good cause will not serve as a director, we reserve the right to nominate a replacement candidate for election as director.  In such case, the [GREEN] proxy card will be voted for such substitute nominee.  All percentages set forth in this proxy statement relating to beneficial ownership of Common Stock are based on [●] shares outstanding, which was the total number of shares of Common Stock outstanding as of the record date, as disclosed in the Company’s definitive proxy statement, dated [●], 2016, relating to the Annual Meeting.  The mailing address of the principal executive offices of the Company is 40984 Concept Drive, Plymouth, Michigan 48170.

[●], 2016

IMPORTANT

Your vote is important, no matter how few shares you own. We urge you to sign, date, mark and return the enclosed [GREEN] proxy card today to vote FOR the election of the our nominees and FOR Proposals No. 2 through 6.

We urge you to carefully consider the information contained in the enclosed proxy statement and then support our efforts by using the [GREEN] proxy card today to vote FOR the election of our nominees and FOR Proposals No. 2 through 6.

Our nominees are committed to acting in the best interests of Rofin’s stockholders. We believe that your voice in the future of Rofin can best be expressed through the election of our nominees.

This solicitation is being made by us and not on behalf of the Board of Directors or management of the Company.  Other than as disclosed in this proxy statement, we are not aware of any other matters to be brought before the Annual Meeting. Should other matters, of which we are not aware, be brought before the Annual Meeting, the persons named as proxies in the enclosed [GREEN] proxy card will vote on such matters in their discretion.

If your shares are registered in your name: Please sign, date, mark and mail the enclosed [GREEN] proxy card to D.F. King & Co., Inc. in the enclosed postage-paid envelope today.

If your shares are held in a brokerage account or bank: You are considered the beneficial owner of the shares, and these proxy materials, together with the enclosed [GREEN] proxy card, are being forwarded to you by your broker, bank, trust company or other nominee. As a beneficial owner, you must instruct your broker, bank, trust company or other nominee how to vote. Your broker cannot vote your shares for the election of directors on your behalf without your instructions.  Depending upon your broker or custodian, you may be able to vote either by toll free telephone or via the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed [GREEN] proxy card. If you wish to vote at the meeting, you will need to obtain a legal proxy card from your broker, bank, trust company or other nominee that holds your shares and present it to the inspector of elections with your ballot when you vote at the Annual Meeting.

We urge you not to sign any proxy card sent to you by Rofin. If you have already done so, you have every right to change your vote.  Only your latest dated proxy will count.  You may revoke any proxy card already sent to the Company before it is voted at the meeting by delivering a signed and dated [GREEN] proxy card in the postage-paid envelope provided. Since only your latest dated proxy card will count, we urge you not to return any proxy card you receive from the Company. Even if you return the Company’s proxy card marked “withhold” as a protest against the incumbent directors, it will revoke any proxy card you may have previously sent to the Concerned Rofin Stockholders.

Your vote is important, no matter how few shares you own. We urge you to sign, date, mark and return the enclosed [GREEN] proxy card today to vote for the election of our nominees.

If you have any questions or require assistance in voting your [GREEN] proxy card, please call or write:

D.F. King & Co., Inc.
48 Wall Street
New York, NY 10005
Banks and Brokers Call Collect: (212) 269-5550
All others call Toll Free: (800) 967-7635
Email: fixrofin@dfking.com

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON

[●]

REASONS FOR OUR SOLICITATION

We are seeking your support to elect three new, highly qualified and experienced individuals to the Board of Directors at the Annual Meeting.  We are the beneficial owners of an aggregate of [●] shares of Common Stock, representing approximately [●]% of the outstanding shares.

The Board has demonstrated a poor track record in overseeing the Company’s performance during its tenure. In particular, Rofin has seen:

•	a significant underperformance of the Company’s stock over the past five-year period when compared to its peer group and broader indices;

•	a deterioration of the Company’s relative sales and market share;

•	a history of weak relative operational performance and misguided capital allocation strategy; and

•	corporate governance that has been compromised in favor of the interests of sitting Board members.

History of Underperformance

The Company’s stock performance has lagged significantly behind its peer group and various indices over the past five-year period.  The graph below demonstrates that the cumulative total return for stockholders over the five-year period ended September 30, 2015 was 2.17%, compared to Nasdaq’s 108.69% return and the S&P Technology Sector Index’s 94.03% return.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

Among Rofin-Sinar Technologies Inc., the NASDAQ Composite Index
and the S&P Information Technology Index

$250
$200
$150
$100
$50
$0
9/10
9/11
9/12
9/13
9/14
9/15
Rofin-Sinar Technologies Inc.
NASDAQ Composite
S&P Information Technology

*$100 invested on 9/30/10 in stock or index, including reinvestment of dividends.
Fiscal year ending September 30.

Copyright© 2015 S&P, a division of McGraw Hill Financial. All rights reserved.

The preceding graph is taken from Rofin’s Annual Report on Form 10-K for the year ended September 30, 2015, which was filed with the Securities and Exchange Commission, or “SEC”, on November 30, 2015.  The graph summarizes the cumulative total return experienced by Rofin’s stockholders during the five-year period ended September 30, 2015, compared to the NASDAQ Stock Market Index and the S&P Technology Sector Index.  The changes for the periods shown in the graph and table below are based on the assumption that $100.00 has been invested in Rofin common stock and in each index below on September 30, 2010 and that all cash dividends were reinvested.

Deterioration of Relative Sales and Market Share

While the global laser market and Rofin’s peer group average has grown from 2011-2015, Rofin’s sales have decreased over this period.  In addition, compared to its peer group, Rofin’s relative market share has decreased from 23% to 13% from 2008-2015.  Analysts do not anticipate any improvement.  Unfortunately, it is expected from numerous analysts that Rofin will continue to lag behind its peers on growth in the coming years.

We believe Rofin’s lack of growth is attributable to the Company’s focus on lower-growth markets and products.  Rofin has focused most of its efforts on the European market, while the Asian market currently represents 47% of the total laser market.  While there are recent concerns related to the Asian market globally, it is also important to have individuals on the Board with greater experience in international business and a deeper understanding of how to properly navigate the geographic breakdown of the business. Rofin cannot afford to miss out on any future Asian growth, while at the same time being cognizant and prepared for any Asian slow down.

Additionally, Rofin missed a sizeable opportunity by entering the fiber laser market late in its growth stage.  While the Company has concentrated its efforts on CO2 and solid-state lasers (with respective CAGRs of 14.1% and 10.5% from 2010-2014), the fiber laser market has grown with a CAGR of over 30% over the same period.  Over the next five years, the fiber laser market’s growth is expected to outpace the growth of other lasers significantly.

Sales at Rofin could be improved through a number of measures, including the following:

•	Creating new sales channels and market pipelines through a stronger focus on Asia and North America;
•	Supporting innovation through the creation of a world-class sales force to counteract a decrease in market share;
•	Focusing on new technology (mainly fiber) and emerging applications, such as industrial and medical, with a systems-based approach;
•	Leveraging the component business units through the patent landscape;
•	Expanding through acquisitions of smaller technology companies; and
•	Expanding into selected high-growth markets with new product portfolios and a dedicated cross-selling approach.

Weak Relative Operational Performance and Misguided Capital Allocation

The Company’s margins have significantly trailed its peers since 2010.  We have previously observed that the Company’s gross margins had decreased from 38.7% to 35.1% from 2010 through 2014, while its peer group currently reports average gross margins of approximately 44% in 2015.

The Company recently glossed over our publicly stated concerns about margins in their earnings release for the 2015 fiscal year.  Management stated that it observed “the positive effects of [the Company’s] cost optimization strategies, including [the Company’s] consolidation efforts, and were able to further improve gross profit margin to 40% for the quarter.” We would be pleased with such results if they were truly the case and would applaud the Company publicly if they actually reached the average for their peer group.  In actuality, the Company’s true gross profit margin was only 38%  if viewed on a constant currency basis.  In effect, the Company was trying to take credit for cost reduction strategies undertaken (all of which were previously recommended by us) when in fact  the strength of the US dollar that was a  significant driver of the most recent improvements in its margins.

Additionally, the Company’s corporate structure must be fixed.  Globally there are more than 40 sites within this fractured organization, which we believe illustrates a lack of integration of prior acquisitions.  Many of the facilities appear to be run as separate entities, which makes achieving economies of scale difficult.  Additionally, the Company unnecessarily has two headquarters (one in Germany and one in the US) and trades in both Germany and the US, resulting in additional compliance and administrative costs.

An Operational Excellence Program and certain other simple steps would increase EBITDA margins significantly.  Improvements could include:

A Streamlined Production Network
•	Integrate prior acquisitions
•	Consolidate European sites
•	Shift some production to lower-cost countries for first generation products
•	Install regional hubs with reasonable R&D and sales networks
•	Build integrated processes to anticipate shift towards platform-based solutions

An Operational Excellence Program
•	Centralize purchasing
•	Utilize “Lean” manufacturing to eliminate waste
•	Implement a shared service center
•	Establish a clearly structured sales force with a global, cross-selling strategy
•	Introduce an enhanced program of current responsiveness to underperforming indicators

The Removal of Unprofitable Segments
•	Outsource low-end, non-value accretive manufacturing processes
•	Dispose of or sell manufacturing sites conducting standard processes, such as welding milling and assembly

Cost Reductions
•	COGS reduction i.e. diode cost
•	Administrative cost reduction
•	R&D cost reduction

The Company should also improve its  capital allocation strategy.  While we are generally supportive of share buybacks, it does not appear to us that the Company has used the buybacks to maximize shareholder value, as evidenced by an almost 50% decrease in stock price since the first buyback program was initiated in 2008.  In fact, spending more than $160 million of the  Company’s funds on three unsuccessful share buyback initiatives, while management and the Board have sold-off significant amounts of shares during the process speaks volumes about the Board’s  failure to put Rofin’s capital to work for the Company’s - and its shareholders’ benefit.  The Company should be using its cash to find accretive acquisition targets or issue dividends if no better uses for its cash are found.  In this regard, it is reasonable to ask what message Rofin is communicating to the market when management and the Board have a history of selling stock, rather than trying increase Rofin ownership and to underscore their belief in the future performance of the Company.

Poor Corporate Governance

For the past eight months, we have attempted to open a constructive dialogue and voice our concerns to the Board and the Rofin management team.  We have asked for minority representation on the Board so that we could advance key initiatives to improve performance and valuation.  We attempted to avoid a costly public campaign and expressed as strong desire to work with the Board and management.  Regrettably, we have encountered significant roadblocks at every turn.  It is now apparent that the Board has no intention of working with us for the benefit of all stockholders.  Instead, the members of the Board appear committed to protect their own personal interests and ignore Rofin’s mistakes. The Board’s focus on its personal interests over the interests of stockholders are illustrated by the following matters:

Excessive Annual Payments to a Director.  The Company’s proxy statement relating to its 2015 Annual Meeting disclosed that the Company paid Mr. Carl Baasel $834,945 in rent for the 127,520 square foot facility he owns in Starnberg, Germany. After applying the appropriate conversion rates to the above figures, the Company paid Mr. Baasel approximately €63.19 per square meter in rent for the Starnberg facility for the 2015 fiscal year.  Based on publicly available data concerning the commercial real estate market in Starnberg, the average price per square meter for comparable commercial real estate in Starnberg was €14.40 for properties of similar quality to the Company’s facility.  Accordingly, we believe that the Company is paying Mr. Baasel over four times the current market price per square meter for office space in Starnberg. These payments have amounted to approximately $11 million since 2000.  In addition, Mr. Baasel also received $48,455 in 2015 from the Company as management consulting fees and non-employee director fees.

Overlapping Board Membership by Independent Directors.  Mr. Gary Willis (tenure of 20 years) and Mr. Stephen Fantone (tenure of 11 years), two of the Company’s “independent” directors have a past history of serving on numerous boards together, potentially compromising their appetite to provide opposing views on the various issues plaguing the Company.  In addition to serving together on Rofin’s Board of Directors, Messrs. Willis and Fantone have also served together on the boards of directors of Zygo Corporation (“Zygo”) and Benthos Inc. (“Benthos”).  The chart below, which is based on information contained in proxy statements of Zygo, Bentos and the Company, details the years of service of Messrs. Willis and Fantone on the three boards.

	Mr. Willis	Mr. Fantone
Rofin-Sinar	1996-present	2005-present
Zygo	2009-2014	2009-2014
Benthos	1998-2006	1995-2006

 Messrs. Willis and Fantone’s 17 years of continuous overlapping board service could be viewed as a factor when considering whether the Company’s board of directors is able to consider new approaches.

Lack of a Fresh Perspective.  Prior to the addition of Ms. Jennifer Bunis to Rofin’s Board, which was a direct result of our advocacy efforts, the Board had not added a new independent director in 11 years.  In addition, the Board has amended its Bylaws three times to allow directors over the age of 70 to continue to serve.  The Board will need to amend its Bylaws yet again to allow Mr. Willis to be reelected for a three-year term at the 2016 Annual Meeting.

Poor Governance Infrastructure.  The following features of the Company’s governance infrastructure are among those that weaken the stockholders’ franchise and entrench management:

o	A classified board of directors;
o	A plurality vote standard in uncontested elections;
o	The inability of stockholders to call special meetings;
o	The requirement that stockholders have unanimous written consent to take actions in lieu of a meeting;
o	A supermajority vote requirement of 80% vote of all outstanding shares to amend the governance provisions in Rofin’s charter.

It is not surprising that two of the leading independent proxy advisory firms, Institutional Shareholder Services (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) have both cited concerns related to Rofin’s governance.  ISS has given Rofin a governance quickscore of 8, which implies a high degree of governance risk, as their scoring is from 1-10, with a score of 1 indicating the best corporate governance.  In particular, the Company received the worst possible rating from ISS for “Board Composition”, “Takeover Defenses” and “Meeting and Voting Related Issues” categories. Additionally, Glass Lewis has cited concerns related to the Board’s questionable related party transactions with directors.

Background of This Solicitation

On March 12, 2015, we introduced ourselves to four members of the Board at Rofin’s 2015 Annual Meeting of Stockholders in Tempe, Arizona, but we were not granted the opportunity to meet with the Board members after the formal proceedings.

On May 13, 2015, we met with Mr. Günther Braun, then President and Chief Executive Officer of the Company, in Starnberg, Germany to discuss our concerns.

On May 17, 2015, we filed the Schedule 13D with the initial disclosure of our positions in the Common Stock.

On June 5, 2015, we had a conference call with Dr. Peter Wirth, Chairman of the Board of Directors, and Mr. Ralph E. Reins, Lead Independent Director of the Company, to discuss our concerns.

On June 15, 2015, we received a letter from Dr. Stephen D. Fantone, Director of the Company, asking for references and background information for Mr. Limberger.

On June 17, 2015, we met with Dr. Wirth in Hamburg, Germany to discuss our concerns.

On June 20, 2015, we sent a letter to the Nomination Committee of the Company with the information requested by Dr. Fantone on June 15, 2015.

On June 23, 2015, we sent a second letter to the Nomination Committee of the Company with additional information regarding a reference for Mr. Limberger.

On June 24, 2015, Mr. Limberger responded by email to concerns voiced by the Board through Dr. Wirth, and definitively confirmed that we had no ownership interest in any of the Company’s competitors.

On June 24, 2015 and June 25, 2015, Mr. Limberger and Mr. Schimanko called Dr. Wirth and Dr. Fantone six times to confirm the meeting previously requested by us.

On June 27, 2015, we received a letter from Dr. Fantone asking again for the information we already provided on June 20, 2015.

On June 30, 2015, we had a telephone conversation with Dr. Wirth regarding the letter sent by Dr. Fantone on June 27, 2015.  On the same day, Dr. Wirth replied to a previous email stating “dear Mr. Limberger, I understand your frustration, for me it is also the first experience with the nomination committee. I will try to speed up the process …” (translated from German into English).

On July 9, 2015, we sent a letter to the Nomination Committee of the Company requesting for an update on the process.  We once again included all previously-requested information and reiterated the completeness of our previous responses.

On July 21, 2015, we received a letter from Dr. Fantone confirming “certain information” and asking for additional information.

On August 6, 2015, we sent a letter to Dr. Wirth formally requesting information about a roadshow undertaken by the Company's new CEO and CFO.  We inquired to both the content of the presentation and statements made by the executives. We expressed disappointment that SilverArrow, as one of the largest shareholders, was not invited to participate.

On August 11, 2015, we received a letter from Dr. Wirth acknowledging to have met with selected shareholders and stating that management was “cognizant that the Company was in a ‘blackout’ period giving the timing of these visits."

On August 13, 2015, we sent an email and a letter to Dr. Wirth reiterating the disappointment of not receiving adequate feedback relating to our formal request from August 6, 2015. We also indicated that the Company’s roadshow “may have triggered the sharp fall in share value.”

On August 24, 2015, we received a letter from Dr. Wirth explaining that there is no correlation between the roadshow and sudden decline in share price.

On September 17, 2015, we sent a letter to Dr. Fantone reiterating the completeness of our responses to the information requested by the Company since June 2015. In addition, we requested full information relating to the “ongoing accounting fraud allegations" against Mr. Daniel J. Smoke, Director of the Company.

On September 18, 2015, we called Dr. Wirth to suggest a meeting between Dr. Wirth, Mr. Reins and the representatives of the SilverArrow entities.  Dr. Wirth did not respond to our request.

On September 25, 2015, we called Dr. Wirth to explain that we were preparing to publicly announce our serious concerns with the Company.

On September 29, 2015, we received a letter from Dr. Fantone asking for further clarification on the nominees and other additional information.

In October 8, 2015, we publicly announced our intention to nominate three directors at the Annual Meeting.  In the press release, we also discussed our strong belief that the inherent value of the Company is far in excess of its stock price and our serious doubts regarding management’s ability to realize this value. In our letter we announced our then-current intent to commence a solicitation of stockholders of the Company due to the preceding concerns, in addition to what we believe was the near indifference on the part of management and the Board to our concerns and the apparent failure by the Board to act on our request to improve its governance policies.  On the same day, we amended the Schedule 13D with updated disclosure of our positions in the Common Stock.

On October 10, 2015, we sent a letter to Dr. Fantone asking for an update on the nomination process and further expressing our frustration.

In November 2015, we met with the Chair of the Nominating Committee, Mr. Fantone.  During the meeting, we were not permitted to address our previously cited concerns regarding the governance of the Company and the need for new perspectives.

Subsequent to our meeting with Mr. Fantone, we provided to the Board of Directors several references who could speak to the qualifications of our nominees.

On December 8, 2015, the Company announced that Jenifer Bunis had been appointed to serve as a director of the Company. Ms. Bunis’ term on the Board of Directors would expire at the Company’s annual meeting of stockholders to be held in calendar year 2018.

On December 11, 2015, we issued a press release commenting on Ms. Bunis’ appointment to the Board of Directors.

On December 24, 2015, Mr. Fantone called Mr. Kovler to arrange a meeting to discuss a settlement.

On December 24, 2015, Mr. Limberger delivered an email to Mr. Fantone with proposed dates for settlement discussions.

On December 28, 2015, Mr. Fantone emailed Mr. Limberger proposing settlement discussions at a time he knew was not feasible for Mr. Limberger and Mr. Kovler.

On December 29, 2015, Mr. Limberger responded via email requesting a written settlement proposal from the Board in order to ensure any in-person meeting would be productive.

On December 31, 2015, Mr. Fantone emailed to Mr. Limberger a settlement offer.  Mr. Fantone proposed adding Mr. Gebhard Rainer to the Board in return for our agreement to vote for the remainder of management’s slate.

On January 4, 2016, Mr. Limberger emailed to Mr. Fantone our response, in which we reaffirmed our desire to add three new highly qualified directors to the Board at the Annual Meeting, as well as propose to make governance changes that would benefit all shareholders.

On January 5, 2016,  the Board published an open letter to stockholders.

On January 12, 2016, we submitted to the Company a formal notice of our intent to nominate our nominees for election to the Board at the Annual Meeting and to present Proposals No. 2 through 6. On the same day, we filed a preliminary proxy statement on Schedule 14A.

On January [●], 2016, the Company filed its preliminary proxy statement on Schedule 14A in respect of the Annual Meeting.

On January [●], 2016, the Company filed its definitive proxy statement on Schedule 14A in respect of the Annual Meeting.  The Board in the proxy materials indicated that it has determined to nominate the three current directors for re-election and that it has determined to oppose Proposals No. 2 through 6.

PROPOSAL NO. 1
ELECTION OF THE NOMINEES TO THE BOARD

The Board of Directors is currently composed of eight directors. Under the Company’s By-laws, all directors elected by the stockholders are elected by a plurality of the votes cast at annual meetings of stockholders.  The Board of Directors is divided into three classes, designated Class I, Class II and Class III.  In accordance with this classification, three members of the Board are to be elected at this Annual Meeting.  Each director is elected for a three-year term and will hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify.

Each of our nominees has consented to serve a three-year term, or until his or her successor is duly elected and qualified. If any of them should become unavailable to serve as a director, we may designate a substitute nominee. In that case, the persons named as proxies on the enclosed [GREEN] proxy card will vote for the substitute nominee designated by us.  Our nominees are committed to acting in the best interest of Rofin’s stockholders and will pursue their efforts diligently and promptly.

Background of the Nominees

The following information sets forth the name, age, business address, present principal occupation, and employment and material occupations, positions, offices, or employments for at least the past five years of each of the nominees. Each of our nominees has consented to serve as a director of the Company and to be named in this proxy statement as a nominee. None of the entities referenced below is a parent or subsidiary of the Company.

Name	Age	Present Principal Occupation and Employment History
Thomas Limberger Business Address: SilverArrow Capital Advisors LLP 3 More London Riverside 1st Floor London SE1 2RE United Kingdom	48
Mr. Limberger has served as the founder and Chief Executive Officer of SilverArrow Capital since January 2012.  From 2007 until August 2011, Mr. Limberger served as Chairman and Chief Executive Officer of vonRoll Holding AG, a Swiss industrial company that focuses on products and systems for power generation, transmission and distribution.  From 2005 until 2007, Mr. Limberger served as Chief Executive Officer and Vice Chairman of OC Oerlikon Management AG, an industrial group specializing in machine and plant engineering.  Mr. Limberger led the Corporate Business Development Department at GE from Jan. 2001 and served as Chief Executive Officer of Central European operations for General Electric International Inc. from 2002 to 2005. From 1995 to 2001, Mr. Limberger served in various positions, including the Vice President Business Development EMEA, of Fresenius Medical Care AG.

Gebhard Rainer Business Address: Coach Inc. 516 West 34th Street New York, New York, 10001	53
Mr. Rainer joined Coach as President and Chief Operating Officer in September 2014. Mr. Rainer joined Coach from Hyatt Hotels Corporation, where he most recently held the position of Executive Vice President and Chief Financial Officer.  Previously, Mr. Rainer served as Managing Director for Hyatt International Europe, Africa and Middle East (EAME) LLC from January 2007 to August 2012 overseeing all aspects of the company’s business in the region. Mr. Rainer has more than 30 years of experience in progressively more senior operating and finance roles, and has extensive international experience, having lived in the Caribbean, the Middle East, Eastern Europe, Western Europe, and the United States.

Jordan Kovler Business Address: 100 West 12th Street Apt. 2R New York, NY 10011	36
Mr. Kovler is the founder, President and Chief Executive Officer of KOV Ventures, Inc. since October 2015.  Prior to founding KOV Ventures, Inc., from 2003 to October 2015, Mr. Kovler served in various positions, including as Senior Vice President and a member of the Executive Committee, at D.F. King & Co., Inc., a full service proxy solicitation firm.  Mr. Kovler currently serves as a director of several private companies.

Other Information About Us and Our Nominees

The nominees will not receive any compensation from us for their services as directors of the Company.  Other than as stated herein, there are no arrangements or understandings between the other participants and any of the nominees or any other person or persons pursuant to which the nominations described herein are to be made, other than the consent by each of the nominees to be named in this proxy statement and to serve as a director of Rofin if elected as such at the Annual Meeting.  None of the nominees is a party adverse to Rofin or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries in any material pending legal proceedings.

Substitute Nominees

We expect that the nominees will be able to stand for election. In the event that any nominee is unable to serve or, for good cause, will not serve, we may seek to replace such nominee with a substitute nominee to the extent substitution is permissible under the Company’s By-laws. In the case that we are permitted to substitute a nominee, we will file and deliver supplemental proxy materials, including a revised proxy card, disclosing the information relating to any substitute nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Only in such case will the shares represented by the enclosed [GREEN] proxy card be voted for substitute nominees. In addition, we reserve the right to challenge any action by Rofin that has, or if consummated would have, the effect of disqualifying the nominees. We reserve the right to nominate additional persons, to the extent this is not prohibited under the Company’s By-laws or applicable law, if Rofin increases the size of the Board above its existing size or increases the number of directors whose terms expire at the Annual Meeting. Any such additional nominations made by us will not prejudice our position that any attempt to increase the size of the current Board or to reconstitute or reconfigure the classes of the Board constitutes an unlawful manipulation of the Company’s corporate machinery.

Independence

If elected as a director of the Company, each of our nominees, in our view, would be an “independent director” within the meaning of applicable NASDAQ listing standards and “independent” under SEC rules relating to audit committee membership.

An “independent director,” as defined by Rule 5605(a)(2) of the NASDAQ Stock Market rules is “a person other than an executive officer or employee of the company or any other individual having a relationship which, in the opinion of the company's board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.” Additionally:

•	The nominees are not, and have not been at any time during the past three years, employed by the Company.

•	None of the nominees or their family members (as such term is defined by NASDAQ Stock Market Rule 5605(a)(2)) has accepted any payments from the Company in excess of $120,000 during any period of 12 consecutive months within the past three years.

•	None of the nominees or their family members is, or has been, at any time in the past three years, employed by the Company as an executive officer.

•	None of the nominees or their family members is or has been a partner in, or a controlling stockholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more.

•	None of the nominees or their family members is, or has been, employed as executive officers of any entity where at any time during the past three years any of the executive officers of the Company have served on the compensation committee of such entity.

•	None of the nominees or their family members is, or has been, partners or employees of the Company’s outside auditor who worked on the Company’s audit at any time during the past three years.

Section 10A of the Exchange Act, specifies that each member of an audit committee shall be “independent”.  In order to be considered independent for serving on the audit committee of the board for purposes of Section 10A, the members of the audit committee may not, other than in their capacity as a member of the audit committee, the board or any other committee of the board, (i) accept any consulting, advisory or other compensatory fee from the company or (ii) be an affiliated person of the company or any subsidiary thereof. Accordingly, for the reasons stated above, we believe that each of our nominees, if they are elected to the Board and nominated to the audit committee, will clearly satisfy the audit committee independence standards under Section 10A of the Exchange Act following their election to the Board.

Our nominees understand that, if elected as directors of Rofin, each of them will have an obligation under Delaware law to discharge their respective duties as a director in good faith, consistent with their respective fiduciary duties to Rofin and its stockholders.

There can be no assurance that the actions our nominees intend to take as described above will be implemented if they are elected or that the election of our nominees will improve the company’s business or otherwise enhance stockholder value.

WE STRONGLY RECOMMEND THAT YOU VOTE
“FOR” THE ELECTION OF OUR NOMINEES TO THE BOARD.

PROPOSAL NO. 2
DECLASSIFICATION OF THE BOARD OF DIRECTORS

As discussed above, the Board of Directors is divided into three classes, designated Class I, Class II and Class III.  As result of this classification, only approximately one third of the Board will stand for re-election by the Company’s stockholders at each annual meeting.

We believe accountability of the Board of Directors to the Company’s stockholders is of paramount importance. This proposal seeks to reorganize the Board of Directors so that each director will stand before the stockholders for re-election each year. We hope to eliminate the Company’s so-called “classified board,” whereby the directors are divided into three classes, each serving a three-year term. Under the current structure, stockholders can only vote on a portion of the Board of directors at any given time.

If this proposal passes, stockholders might have the opportunity to register their views at each annual meeting — on the performance of the Board as a whole and of each director as an individual. We believe that such annual accountability will serve to keep directors closely focused on the performance of top executives and on increasing stockholder value.

We believe evidence shows that the trend in corporate governance is moving toward declassified boards for large and small companies alike. Stockholder proposals urging annual elections of all directors received, on average, greater than 79% of the vote in each of the past two years. In addition, numerous large- and small-cap companies have voluntarily declassified their boards in recent years. These include such respected companies as: Carmax, Inc., Chipotle Mexican Grill, Inc., Hertz Global Holdings, Inc. and Hess Corporation.

We believe the Company should be a leader in corporate governance policy. If the Company were to take the steps necessary to declassify the Board of Directors, it would be a strong statement that this Company is committed to good corporate governance.

Accordingly, we have submitted the following proposal for stockholder approval at the Annual Meeting.

            RESOLVED, That, pursuant to Section 9.1 of the Certificate of Incorporation of Rofin-Sinar Technologies Inc., the Certificate of Incorporation is hereby amended to delete Section 8.1(c)(2), and the Board of Directors shall take all necessary steps, including the amendment of the by-laws, to eliminate the classification of the Board of Directors and to require that all directors elected at or after the annual meeting held in 2016 be elected on an annual basis.

Our nominees, if elected, will support the declassification of the Board of Directors.

WE STRONGLY RECOMMEND THAT YOU VOTE
“FOR” OUR PROPOSAL TO DECLASSIFY THE BOARD.

PROPOSAL NO. 3
ALLOW STOCKHOLDERS OWNING 15% OF
OUTSTANDING SHARES TO CALL A SPECIAL MEETING

Under the Company’s By-laws,  a special meeting of stockholders may be called by only a majority of the members of the Board or by the Chairman of the Board.  We believe that good corporate governance practices would provide stockholders holding a significant economic stake in the Company an opportunity to call a special meeting of the stockholders because a special meeting can and should be available to stockholders as a forum for directly addressing corporate governance and other important matters relating to their investment in the Company.

Although the Board has the power to immediately amend this By-law without a stockholder vote, the Board has refused to adopt the substantive changes sought by this proposal.  Accordingly, we have submitted the following proposal for stockholder approval at the Annual Meeting.

RESOLVED, That the stockholders of Rofin-Sinar Technologies Inc. urge the Board of Directors to take all necessary steps, including the amendment of the Certificate of Incorporation and By-laws, to permit stockholders holding 15% or more of the outstanding shares of common stock to call a special meeting of the stockholders.

Our nominees, if elected, will support the ability of stockholders holding 15% or more of the outstanding shares of Common Stock to call a special meeting of the stockholders.

WE STRONGLY RECOMMEND THAT YOU VOTE “FOR”
OUR PROPOSAL TO ALLOW STOCKHOLDERS OWNING 15% OF
OUTSTANDING SHARES TO CALL A SPECIAL MEETING.

PROPOSAL NO. 4
IMPLEMENT MAJORITY VOTING IN DIRECTOR ELECTIONS

We are concerned by the Company’s use of plurality voting in uncontested elections of directors.

The Delaware General Corporation Law provides that, unless otherwise specified in a company’s articles of incorporation or by-laws, a director is elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Currently, the Company’s bylaws require that directors be elected by a plurality of votes cast. Under plurality voting, only “for” votes are counted, not any “against” votes or abstentions, so in an uncontested election (i.e., an election where the only nominees are those proposed by the Board) a director could be elected with as few as one “for” vote, regardless of the number of “against” votes.

Under a majority voting standard in uncontested director elections, each vote is required to be counted “for” or “against” the director’s election. In order to be elected, the votes cast “for” such nominee’s election must exceed the number of votes cast “against” such nominee’s election. Stockholders will also be entitled to abstain with respect to the election of a director, although abstentions will have no effect in determining whether the required affirmative majority vote has been obtained. In contested elections, directors will be elected by a plurality of the votes cast.

We believe that the Company should adopt a majority voting standard for the election of directors in uncontested elections and such standard should be set forth in the Company’s By-laws. Under a majority standard, directors would be more accountable to the stockholders they represent as they will not be elected to the Board if they do not have the support of a majority of the stockholders represented at a meeting.  Accordingly, we have submitted the following proposal for stockholder approval at the Annual Meeting.

RESOLVED, That the stockholders of Rofin-Sinar Technologies Inc. (the “Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company's By-laws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of stockholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Our nominees, if elected, will support the implementation of majority voting in uncontested director elections.

WE STRONGLY RECOMMEND THAT YOU VOTE
“FOR” OUR PROPOSAL TO IMPLEMENT MAJORITY
VOTING IN DIRECTOR ELECTIONS.

PROPOSAL NO. 5
ALLOW STOCKHOLDERS TO ACT BY WRITTEN CONSENT

Pursuant to the Certificate of Incorporation, stockholders may act by written consent in lieu of a meeting of stockholders only with the consent of the holders of 100% of the outstanding shares of the Company.

We believe that the Company should undertake such steps as may be necessary to permit written consent by stockholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all stockholders entitled to vote thereon were present and voting. This policy of written consent is consistent with giving stockholders the fullest power to act by written consent in accordance the Delaware General Corporation Law.  This proposal would empower stockholders by giving them the ability to effect change at the Company without being forced to wait until an annual stockholder meeting.  Stockholders could replace a director using action by written consent. Stockholder action by written consent could save the Company the cost of holding a physical meeting between annual meetings.  Accordingly, we have submitted the following proposal for stockholder approval at the Annual Meeting.

RESOLVED, That the stockholders of Rofin Sinar Technologies Inc. urge the Board of Directors to take all necessary steps, including the amendment of the By-laws, to permit written consent by stockholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all stockholders entitled to vote thereon were present and voting.

Our nominees, if elected, will support stockholders’ ability to act by written consent.

WE STRONGLY RECOMMEND THAT YOU VOTE
“FOR” OUR PROPOSAL TO ALLOW
STOCKHOLDERS TO ACT BY WRITTEN CONSENT.

PROPOSAL NO. 6
REDUCE SUPERMAJORITY VOTING PROVISIONS
(ADOPT SIMPLE MAJORITY VOTE ON ALL PROPOSALS)

Currently, the Certificate of Incorporation requires the affirmative vote of the holders of at least 80% of the voting power of all then-outstanding shares of the Company’s capital stock: (i) to remove, for cause, a director or the entire Board; (ii) for the stockholders to alter, amend or repeal any provision of the By-laws; and (iii) to amend, repeal, or adopt any provision inconsistent with the Certificate of Incorporation relating to (a) stockholder action by written consent, (b) stockholder-called special meetings, (c) the size of the Board and the nomination, election, appointment and removal of directors from the Board, and (d) amendments to the By-laws.  The By-laws require the affirmative vote of the holders of at least 80% of the voting power of all then-outstanding shares of the Company’s capital stock for stockholders to adopt, amend or repeal any provision of the By-laws.

We believe that an eighty percent (80%) supermajority voting requirement to effect these changes is an extremely high and unusual voting requirement threshold that would unreasonably impair stockholder rights to effect change in the Company’s governance and limits the Board’s accountability to its stockholders.  Currently 1%-minority can frustrate the will of our 79%- stockholder majority.  Additionally, supermajority voting requirements have been found to be one of six entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School.

We believe that supermajority voting requirements are not in the interests of stockholders, who should instead be able to effect the changes identified above by simple majority vote. Accordingly, we have submitted the following proposal for stockholder approval at the Annual Meeting. Similar proposals won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy’s.

RESOLVED, That the stockholders of Rofin Sinar Technologies Inc. (the “Company”) urge the Board of Directors to take the steps necessary so that each stockholder voting requirement, or other requirement, in the Company’s Certificate of Incorporation and By-laws, that calls for a greater than a simple-majority vote, be changed to a majority of votes cast "for" or "against" the proposal in compliance with applicable laws.

Our nominees, if elected, will support reducing the supermajority provisions in the Certificate of Incorporation and By-laws.

WE STRONGLY RECOMMEND THAT YOU VOTE
“FOR” OUR PROPOSAL TO REDUCE
SUPERMAJORITY VOTING PROVISIONS.

PROPOSAL NO. 7
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the Board of Directors has selected [Deloitte & Touche LLP] as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2016. We make no recommendation on how to vote with respect to ratifying the appointment of [Deloitte & Touche LLP] as the Company’s independent registered public accounting firm. If you do not indicate on your [GREEN] proxy card how you wish to vote your shares with respect to Proposal No. 7, the persons named as proxies will mark “ABSTAIN” on the proxy card with respect to your shares on Proposal No. 7.

WE DO NOT OBJECT TO THE RATIFICATION OF THE APPOINTMENT OF [DELOITTE & TOUCHE LLP] AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2016.

OTHER MATTERS

We are not aware of any other proposals to be brought before the Annual Meeting. However, we intend to bring before the Annual Meeting such business as may be appropriate, including, without limitation, nominating additional persons for directorships, or making other proposals as may be appropriate to address any action of the Board not publicly disclosed prior to the date of this proxy statement. Should other proposals be brought before the Annual Meeting, the persons named as proxies in the enclosed [GREEN] proxy card will vote on such matters in their discretion.

VOTING AND PROXY PROCEDURES

Only stockholders of record on the record date will be entitled to receive notice of and to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote. Stockholders who sell shares before the record date (or acquire them without voting rights after the record date) may not vote such shares. Stockholders of record on the record date will retain their voting rights in connection with the Annual Meeting even if they sell such shares after the record date. Based on publicly available information, we believe that the only outstanding class of the Company’s securities entitled to vote at the Annual Meeting is the Common Stock.

Shares represented by properly executed [GREEN] proxy cards will be voted at the Annual Meeting as marked and, in the absence of specific instructions, will be voted FOR the proposal to elect our nominees to the Board and FOR Proposals No. 2 through 6 and, except as discussed below, in the discretion of the persons named as proxies, on all other matters as may properly come before the Annual Meeting. We make no recommendation with respect to Proposal No. 7, the ratification of [Deloitte & Touche LLP] as the Company’s independent registered public accounting firm. If you do not specify instructions for Proposal No. 7, the persons named as proxies will mark ABSTAIN on the proxy card with respect to your shares on Proposal No. 7.

We are asking you to elect our nominees to the Board. We intend to vote all of our shares in favor of the election of our nominees.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, [●], 2016, are entitled to vote the shares of Common Stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of Common Stock entitles its holder to cast one vote on each matter to be voted upon. Stockholders do not have cumulative voting rights. If you own Rofin shares in your own name, you are considered, with respect to those shares, the “stockholder of record.” If your shares are held in a stock brokerage account or by a bank, trust company or other nominee, you are considered the beneficial owner of shares held in “street name.”

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. [If you hold your shares in “street name” (that is, through a broker or other nominee), Rofin has advised that you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.]

What constitutes a quorum?

The presence, either in person or by properly executed proxy, of the owners of one third of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting and to permit action to be taken by the stockholders at such meeting.  As of [●], 2016, the record date, [●] shares of Common Stock were outstanding.  Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered present at the meeting.

How do I vote by proxy?

If you complete and properly sign the accompanying [GREEN] proxy card or the voting instruction form provided by your broker, bank, trust company or nominee and return it using the envelope provided, it will be voted as you direct.

How do I vote at the meeting?

If you are a registered stockholder as of the record date and attend the meeting, you may deliver your completed [GREEN] proxy card in person. If you are a “street name” stockholder and you wish to vote at the meeting, you will need to obtain a legal proxy card from your broker, bank, trust company or nominee that holds your shares and present it to the inspector of elections with your ballot when you vote at the Annual Meeting.

Can I change my vote after I return my proxy card?

You have every right to change your vote.  Only your latest dated proxy will count.  You may revoke any proxy card already sent to the Company before it is voted at the meeting by delivering a signed and dated [GREEN] proxy card in the postage-paid envelope provided.

Can I vote by telephone or electronically?

No. If you are a registered stockholder, the Company has not instituted any mechanism for telephone or electronic voting. “Street name” stockholders, however, may be able to vote electronically through their broker bank, trust company or other nominee. If so, if your shares are held in street name, instructions regarding electronic voting will be provided by the broker, bank, trust company or other nominee as part of the package which includes this proxy statement.

What vote is required to approve each item?

Election of directors

The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed [GREEN] proxy card marked “WITHHOLD AUTHORITY” or “FOR ALL EXCEPT” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Declassification of the Board

Proposal 2 requires the affirmative vote of at least 80% of the outstanding shares of capital stock of the Company.  A properly executed proxy card marked “ABSTAIN” with respect to any such matter will have the effect of a “NO” vote will have the effect of a negative vote.  Broker non-votes, as described below, will also have the effect of a negative vote.

Other proposals

For each other proposal, the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the meeting and entitled to vote on the proposal will be required for approval. A properly executed proxy card marked “ABSTAIN” with respect to any such matter will not be voted on such matter, although it will be counted for purposes of determining whether there is a quorum and in determining the number of shares necessary for approval of such matter. Accordingly, an abstention will have the effect of a negative vote.

For shares held in “street name” through a broker, bank, trust company or other nominee, the broker, bank, trust company or other nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if stockholders do not give their broker, bank, trust company or other nominee specific instructions, their shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Proxy Solicitation; Expenses

We and our nominees are soliciting proxies pursuant to this proxy statement. Executed proxies may be solicited in person, by mail, advertisement, telephone, telecopier, telegraph or email. Solicitations may be made by the participants, including our nominees, our employees and their affiliates, none of whom will receive additional compensation for such solicitations. Proxies will be solicited from individuals, brokers, banks, bank nominees and other institutional holders. We have requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares they hold of record. We will reimburse these record holders for their reasonable out-of-pocket expenses.

We have retained D.F. King & Co., Inc. to solicit proxies on our behalf in connection with the Annual Meeting. D.F. King & Co., Inc. will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. D.F. King & Co., Inc. will employ approximately [●] people in its efforts. We have agreed to reimburse D.F. King & Co., Inc. for its reasonable expenses and to pay to D.F. King & Co., Inc. a fee of up to $[●]. D.F. King & Co., Inc. will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws.

The entire expense of our proxy solicitation, including the reasonable expenses incurred by our nominees in connection with this solicitation, is being borne by us. If our nominees are elected to the Board, we will seek reimbursement of such expenses from the Company and will not submit such reimbursement to a vote of stockholders. In addition to the engagement of D.F. King & Co., Inc. described above, costs related to the solicitation of proxies include expenditures for printing, postage, legal and related expenses and are expected not to exceed $[●], of which approximately $[●] has been paid to date.

ADDITIONAL INFORMATION

Certain Information Concerning the Participants in this Solicitation

We and our nominees are participants in this solicitation. We are members of a “group”, for the purposes of Section 13(d)(3) of the Exchange Act, though not all members of that group are participants in this solicitation.

About the SilverArrow Entities

SilverArrow Capital Advisors LLP is an entity of SilverArrow Capital Group. SilverArrow Capital Group is a group of investment advice and private investment firms focusing on advisory and consultancy services in industrial growth sector investments, real estate and infrastructure projects.

SilverArrow Capital Group brings value to its private investors and partners by executing a proven activist investment strategies in industrial growth companies. SilverArrow Capital Group provides investors selected exposure to real estate through a focused range of investments tailored to their requirements. For further information please visit www.silverarrowcapital.com.

SilverArrow Capital Advisors LLP, a limited liability partnership registered in England & Wales under registration number OC379903 with its registered office at 3 More London Riverside London SE1 2RE. A list of SilverArrow Capital Advisors LLP’s members is available on request.  The registered office of SAC Jupiter Holding Ltd. is Office 407, North Tower, Emirates Financial Towers, DIFC, P.O. Box 506953, Dubai, UAE.

As of the date hereof, the SilverArrow entities beneficially own [●] shares of Common Stock and has voting power over [●] of such shares.

About Pluto Fund Limited

The principal business address of Pluto Fund Limited is Haus Atzig, Industriestrasse 2, FL-9487 Bendern, Fürstentum Liechtenstein.

As of the date hereof, Pluto directly owns [●] shares of Common Stock. Pursuant to the Group Agreement described below, Pluto granted voting power with respect to such shares to Mr. Limberger, director of SAC Jupiter Holding Ltd.

About Our Nominees

As a result of Mr. Limberger’s control of the SilverArrow entities, Mr. Limberger may be deemed to beneficially own the [●] shares of Common Stock directly owned by SAC Jupiter Holding Ltd. In addition, as a result of the voting power granted to Mr. Limberger, as a director of SAC Jupiter Holding Ltd., pursuant to a certain Group Agreement described below, Mr. Limberger may be deemed to have sole voting power with respect to, and beneficially own, the [●] shares of Common Stock directly owned by Mr. Al Sayed, the [●] shares of Common Stock directly owned by Pluto, and the [●] shares of Common Stock directly owned by Mr. Kamel.

Mr. Kovler is the beneficial owner of [●] shares of Common Stock.  Mr. Rainer does not beneficially own or own of record any of the Company’s securities.

About Mr. Schimanko

As a result of Mr. Schimanko’s control of the SilverArrow entities, Mr. Schimanko may be deemed to beneficially own the [●] shares of Common Stock directly owned by SAC Jupiter Holding Ltd.

About Mr. Al Sayed

As of the date hereof, Mr. Al Sayed directly owned [●] shares of Common Stock. Pursuant to the Group Agreement described below, Mr. Al Sayed granted voting power with respect to such shares to Mr. Limberger, director of SAC Jupiter Holding Ltd.

About Mr. Kamel

As of the date hereof, Mr. Kamel directly owned [●] shares of Common Stock. Pursuant to the Group Agreement described below, Mr. Kamel granted voting power with respect to such shares to Mr. Limberger, director of SAC Jupiter Holding Ltd.

Contracts and Arrangements

We entered into a Group Agreement, dated as of May 7, 2015 (the “Group Agreement”), pursuant to which each of Pluto Fund Limited and Messrs. Kamel, Al Sayed and Palomba (the “Non-Silver Arrow Parties”) agreed to promptly notify SAC Jupiter Holding Ltd. and Mr. Limberger of such Non-Silver Arrow Party’s purchase or sale of any shares of securities of the Company from the date of the Group Agreement until the termination of the Group Agreement. Any party to the Group Agreement may terminate its obligations under the Group Agreement on three business days’ prior written notice delivered to SAC Jupiter Holding Ltd. and Mr. Limberger. In addition, pursuant to the Group Agreement, each of the Non-Silver Arrow Parties appointed Mr. Limberger, director of SAC Jupiter Holding Ltd., as its proxy and attorney-in-fact to vote or execute written consents with respect to the securities directly or beneficially owned by such Non-SilverArrow Party, and to execute and file with the SEC any Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5, any settlement agreement, or any amendments to any of the foregoing. Also pursuant to the Group Agreement, the Reporting Persons agreed that a group has been formed for the purposes of (i) engaging in discussions with the Company regarding its operating results, cost and capital allocation, opportunities to enhance stockholder value and corporate governance, (ii) taking all action necessary to achieve the foregoing and (iii) taking any other actions the group determines to undertake in connection with their respective investment in the Company. Under the Group Agreement, we agreed that any communication with the Company will be at the direction of SAC Jupiter Holding Ltd. and that the Non-SilverArrow Parties will not communicate with the Company on the group’s behalf without SAC Jupiter Holding Ltd.’s prior written consent.

SilverArrow Capital Advisors LLP is the investment adviser of the client accounts pursuant to separate investment management agreements which provide Heartland with the authority to invest the funds of the client accounts in securities (including shares of Common Stock); to hold, vote and dispose of securities (including shares of Common Stock); and to file any required reports under the Exchange Act.

Except as set forth in this proxy statement (including the schedules hereto), (i) during the past 10 years, no participant in this solicitation has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no participant in this solicitation directly or indirectly beneficially owns any securities of the Company; (iii) no participant in this solicitation owns any securities of the Company which are owned of record but not beneficially; (iv) no participant in this solicitation has purchased or sold any securities of the Company during the past two years; (v) no part of the purchase price or market value of the securities of the Company owned by any participant in this solicitation is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no participant in this solicitation is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any participant in this solicitation owns beneficially, directly or indirectly, any securities of the Company; (viii) no participant in this solicitation owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) no participant in this solicitation or any of his or her or its associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no participant in this solicitation or any of his or her or its associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; and (xi) no participant in this solicitation has a substantial interest, direct or indirect, by securities holdings or otherwise in any matter to be acted on at the Annual Meeting. There are no material proceedings to which any participant in this solicitation or any of his, her or its associates is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries. With respect to each of the participant in this solicitation, none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K of the Exchange Act occurred during the past five years.

Other Matters

We anticipate that the Company’s proxy statement will contain information regarding (1) the security ownership of management and beneficial owners of more than 5% of Common Stock; (2) the committees of the Board of Directors, including the nominating, compensation and audit committees (and information about audit committee financial experts); (3) the meetings of the Board of Directors and all committees thereof; (4) the background and qualifications of the nominees of the Board of Directors; (5) the Company’s leadership structure and the Board’s oversight of risk management; (6) the compensation and remuneration paid and payable to the Company’s directors and management; (7) the attendance of members of the Board of Directors at the 2015 annual meeting of stockholders; (8) the Company’s policies and procedures for the review, approval or ratification of transactions with related persons; (9) the Company’s director nomination process; (10) the independence of the Company’s directors; (11) stockholder communication with the Board of Directors; and (12) the submission of stockholder proposals at Annual Meeting.

The information concerning Rofin contained in this Proxy Statement and Schedule II has been taken from, or is based upon, publicly available information. We have not independently verified the accuracy or completeness of such information.

WE URGE YOU TO SIGN, DATE AND RETURN THE [GREEN] PROXY CARD IN FAVOR OF THE ELECTION OF OUR NOMINEES.

SCHEDULE I

TRANSACTIONS IN EACH CLASS OF SECURITIES OF ROFIN-SINAR TECHNOLOGIES INC.
DURING THE PAST TWO YEARS

EXCEPT AS OTHERWISE SPECIFIED, ALL PURCHASES AND SALES WERE
MADE IN THE OPEN MARKET

SAC Jupiter Holding Ltd.
Trade Date	Quantity	Price (USD)
2/5/2015	24,000	$24.85
2/5/2015	1,000	$24.80
2/5/2015	1,000	$24.81
2/6/2015	-73,205	$24.81
2/5/2015	123,205	$24.77
2/6/2015	30,000	$26.85
2/6/2015	1,500	$25.90
2/6/2015	130,000	$24.56
2/9/2015	48,686	$23.91
2/10/2015	2,414	$23.90
2/11/2015	19,400	$23.70
2/12/2015	10,000	$23.49
2/13/2015	3,250	$23.84
2/17/2015	-7,000	$24.12
2/17/2015	9,884	$23.97
2/18/2015	6,000	$23.85
2/20/2015	20,000	$23.95
3/4/2015	600	$23.96
3/18/2015	4,500	$26.75
4/6/2015	-1,500	$24.61
4/6/2015	-500	$24.64
4/6/2015	-54	$24.60
4/6/2015	-100	$24.65
4/6/2015	-500	$24.60
4/6/2015	-1,200	$24.69
4/7/2015	-20,000	$24.57
4/8/2015	-9,034	$28.82
4/9/2015	2,654	$24.60
4/21/2015	-4,000	$25.68
4/30/2015	6,000	$23.82
5/1/2015	500	$23.65
5/7/2015	100,000	$25.25
6/1/2015	-30,000	$28.75
9/16/2015	-5,000	$26.07
9/17/2015	-1,500	$26.53
9/23/2015	6,900	$25.20

Pluto Fund Limited*
Trade Date	Quantity	Price (USD)
2/20/2014	1,000	$22.72
2/21/2014	2,000	$22.75
2/21/2014	500	$22.60
2/24/2014	2,000	$22.83
2/26/2014	1,100	$22.87
2/28/2014	1,000	$22.88
3/4/2014	1,500	$23.38
3/5/2014	900	$24.11
3/12/2014	173	$23.45
3/12/2014	1,500	$23.70
3/17/2014	2,100	$23.07
3/31/2014	1,227	$24.18
4/3/2014	1,000	$24.30
4/7/2014	5,000	$24.22
4/7/2014	1,700	$24.60
4/8/2014	3,800	$23.48
4/14/2014	3,000	$23.07
4/15/2014	1,500	$22.65
4/16/2014	1,800	$22.38
4/25/2014	2,400	$23.11
4/29/2014	4,000	$22.47
5/2/2014	1,236	$21.85
5/15/2014	2,000	$22.87
6/4/2014	2,000	$22.40
7/1/2014	1,200	$23.47
11/18/2014	-3,636	$26.09
11/19/2014	-7,000	$26.88
11/24/2014	-4,000	$27.11
12/2/2014	-2,500	$27.27
12/9/2014	-1,000	$29.07
12/9/2014	-1,000	$29.20
12/9/2014	-1,000	$29.15
12/9/2014	-1,000	$29.10
12/9/2014	-1,000	$29.07
12/10/2014	-3,500	$28.95
12/11/2014	-3,000	$29.98
12/12/2014	-3,500	$29.63
12/12/2014	-2,000	$30.03
12/18/2014	-500	$28.73
12/22/2014	-250	$29.00
1/5/2015	-1,750	$29.15
1/15/2015	-1,773	$27.71
2/11/2015	500	$23.70
2/11/2015	500	$23.75
2/11/2015	100	$23.65
2/11/2015	500	$23.95
2/11/2015	273	$23.75
2/11/2015	500	$23.80
2/11/2015	500	$23.90
2/12/2015	500	$23.80
2/12/2015	500	$23.60
2/12/2015	500	$23.50
2/12/2015	500	$23.70
2/13/2015	500	$23.45
2/13/2015	500	$23.50
2/13/2015	100	$23.40
2/19/2015	500	$23.70
2/19/2015	500	$23.75
2/23/2015	132	$23.75
2/25/2015	500	$23.95
2/25/2015	500	$23.90
2/25/2015	3,000	$23.83
2/26/2015	500	$23.95
3/2/2015	500	$23.90
3/2/2015	500	$23.70
3/2/2015	500	$23.85
3/2/2015	500	$23.80
3/2/2015	500	$23.75
3/4/2015	500	$23.95
3/4/2015	500	$24.00
3/4/2015	500	$23.90
3/5/2015	1,000	$24.00
3/9/2015	500	$23.90
3/9/2015	500	$23.95
3/9/2015	500	$23.85
3/9/2015	500	$23.90
3/10/2015	500	$23.84
3/10/2015	500	$23.84
3/10/2015	500	$23.80
3/10/2015	400	$23.75
3/11/2015	500	$23.60
3/11/2015	500	$23.45
3/11/2015	500	$23.85
3/11/2015	500	$23.75
3/11/2015	500	$23.80
3/11/2015	500	$23.90
3/11/2015	500	$23.70
3/11/2015	500	$23.65
3/11/2015	500	$23.50
3/11/2015	500	$23.55
3/12/2015	500	$23.30
3/12/2015	100	$23.25
3/12/2015	500	$23.35
3/18/2015	200	$23.61
3/18/2015	200	$23.61
3/18/2015	400	$23.66
3/18/2015	400	$23.51
3/18/2015	400	$23.56
3/20/2015	1,201	$23.51
3/30/2015	500	$23.75
3/30/2015	500	$23.70
3/30/2015	500	$23.85
3/30/2015	500	$23.80
3/31/2015	-4,500	$26.75
4/8/2015	-500	$24.60
4/9/2015	-479	$24.80
4/9/2015	-1,000	$24.80
4/9/2015	-1,000	$25.00
4/9/2015	-1,000	$24.95
4/9/2015	-1,000	$24.90
4/9/2015	-1,000	$24.85
4/9/2015	-500	$24.75
4/9/2015	-500	$24.70
4/9/2015	-500	$24.65
4/10/2015	-500	$25.16
4/10/2015	-500	$25.20
4/10/2015	-500	$25.05
4/10/2015	-500	$25.10
4/13/2015	-1,000	$25.40
4/13/2015	-100	$25.45
4/13/2015	-500	$25.20
4/13/2015	-500	$25.30
4/13/2015	-500	$25.15
4/13/2015	-500	$25.25
4/13/2015	-1,000	$25.35
4/16/2015	-400	$25.40
4/16/2015	-400	$25.40
4/16/2015	-500	$25.40
4/16/2015	-1,000	$25.60
4/16/2015	-1,000	$25.55
4/16/2015	-1,000	$25.50
4/16/2015	-500	$25.45
4/16/2015	-1,000	$25.70
4/16/2015	-1,000	$25.65
4/17/2015	-600	$25.77
4/17/2015	-466	$25.90
4/17/2015	-500	$25.75
4/17/2015	-1,000	$25.80
4/17/2015	-1,000	$25.85
4/20/2015	-100	$25.75
4/20/2015	-500	$25.70
4/20/2015	-134	$25.37
4/22/2015	-500	$25.50
4/22/2015	-500	$25.45
4/22/2015	-500	$25.40
4/22/2015	-400	$25.05
4/22/2015	-500	$25.55
4/22/2015	-402	$25.80
4/22/2015	-1,000	$25.70
4/24/2015	-598	$25.02
5/5/2015	-2,654	$24.60
5/6/2015	45	$23.45
5/6/2015	500	$23.55
5/6/2015	500	$23.50
5/8/2015	-1,000	$26.69
5/8/2015	-1,445	$26.81
5/8/2015	-1,000	$26.80
5/12/2015	80,000	$25.00
5/12/2015	10,000	$25.00
5/26/2015	15,000	$28.95
6/2/2015	30,000	$28.75
6/2/2015	500	$28.05
6/8/2015	30,000	$28.65
6/10/2015	1,500	$25.00
6/16/2015	500	$27.90
6/16/2015	500	$28.05
6/16/2015	500	$28.00
6/16/2015	500	$27.95
6/16/2015	500	$27.85
6/16/2015	3,765	$28.04
6/22/2015	30,000	$28.20
6/22/2015	-120	$29.05
6/23/2015	-500	$29.05
6/23/2015	-100	$29.05
6/30/2015	500	$28.15
6/30/2015	500	$28.20
6/30/2015	500	$28.25
6/30/2015	500	$28.05
6/30/2015	500	$28.10
6/30/2015	200	$28.00
6/30/2015	500	$27.85
6/30/2015	500	$27.80
6/30/2015	500	$27.75
6/30/2015	500	$27.70
6/30/2015	500	$27.65
7/8/2015	5,000	$27.75
7/30/2015	500	$24.70
7/30/2015	500	$24.75
7/30/2015	500	$24.65
7/30/2015	500	$24.60
7/30/2015	500	$24.50
7/30/2015	500	$24.55
7/30/2015	-500	$25.25
7/30/2015	-500	$25.30
7/30/2015	-500	$25.40
8/7/2015	500	$23.80
8/7/2015	500	$23.70
8/7/2015	500	$23.60
8/13/2015	-500	$25.60
8/13/2015	-100	$25.70
8/17/2015	-500	$25.76
8/17/2015	-500	$25.75
8/18/2015	-500	$26.05
8/18/2015	-500	$25.95
8/18/2015	-500	$25.85
8/18/2015	-500	$26.30
8/18/2015	-500	$26.25
8/18/2015	-500	$26.15
8/25/2015	500	$24.20
8/25/2015	500	$24.30
8/26/2015	500	$23.95
9/15/2015	-500	$25.35
9/16/2015	10,000	$30.00
9/16/2015	-500	$25.45
9/16/2015	-500	$25.55
9/16/2015	-500	$25.65
9/17/2015	-500	$26.40
9/17/2015	-500	$26.10
9/17/2015	-500	$26.00
9/18/2015	-500	$26.45
9/18/2015	-500	$26.50
9/18/2015	-130	$26.60
9/24/2015	500	$24.53
9/24/2015	405	$24.75
9/24/2015	500	$24.56
9/24/2015	500	$24.50
9/25/2015	200	$24.40
10/22/2015	400	$27.15
10/22/2015	400	$27.10
10/22/2015	400	$27.20
10/22/2015	400	$27.35
10/22/2015	400	$27.30
10/23/2015	-400	$28.30
10/23/2015	-400	$28.25
10/23/2015	-400	$28.40
10/23/2015	-400	$28.35
10/28/2015	-500	$29.15
10/28/2015	-500	$29.18
10/28/2015	-500	$29.20
10/28/2015	-500	$29.25
10/28/2015	-500	$29.30
10/29/2015	10,000	$30.00
10/29/2015	-1,000	$29.75
10/29/2015	-1,000	$29.60
10/29/2015	-1,000	$29.50
10/29/2015	-1,000	$29.70
10/29/2015	-500	$29.35
10/29/2015	-500	$29.40
10/29/2015	-500	$29.45
11/3/2015	500	$28.80
11/10/2015	500	$29.50
11/10/2015	500	$29.40
11/12/2015	100	$29.50
11/12/2015	5,000	$29.81
11/12/2015	500	$28.40
11/12/2015	500	$28.50
11/12/2015	500	$28.19
11/12/2015	500	$27.80
11/12/2015	500	$28.00
11/12/2015	500	$28.60
11/12/2015	500	$28.10
11/12/2015	500	$28.90
11/12/2015	500	$28.80
11/12/2015	500	$28.70
11/12/2015	500	$28.30
11/13/2015	300	$26.80
11/13/2015	300	$27.10
11/13/2015	300	$26.75
11/13/2015	500	$27.77
11/13/2015	500	$27.50
11/13/2015	300	$27.00
11/13/2015	500	$27.70
11/13/2015	500	$27.60
11/13/2015	300	$26.85
11/13/2015	300	$26.95
11/13/2015	300	$26.90
11/24/2015	500	$28.61
11/24/2015	500	$27.79
12/14/2015	250	$25.85
12/14/2015	250	$26.00
12/14/2015	250	$25.90
12/14/2015	100	$25.80
12/14/2015	250	$25.95
1/7/2016	900	$24.86
1/8/2016	1,600	$24.75
1/8/2016	2,280	$24.57
1/11/2016	2,400	$25.11
* 100 Short Puts - Strike $25.00 expired March 2016

Osama H. Al Sayed*
Trade Date	Quantity	Price (USD)
1/7/2016	-17,500	$24.91
12/31/2015	1,000	$26.95
12/31/2015	12,000	$26.78
12/31/2015	1,000	$27.10
12/31/2015	1,000	$26.90
11/11/2015	10,000	$29.84
11/11/2015	7,300	$29.76
11/3/2015	-5,000	$28.99
11/2/2015	-2,449	$28.90
11/2/2015	-9,851	$28.90
10/20/2015	5,000	$27.95
10/20/2015	5,000	$27.57
10/16/2015	5,000	$27.67
10/16/2015	5,000	$27.41
9/17/2015	-10,000	$26.50
9/17/2015	-17,500	$26.54
7/7/2015	5,000	$27.25
7/7/2015	7,500	$26.86
6/29/2015	10,000	$27.76
6/26/2015	10,000	$28.13
6/16/2015	8,500	$28.12
6/11/2015	15,000	$28.43
6/3/2015	-9,500	$28.90
6/1/2015	-2,203	$28.75
5/29/2015	12,000	$28.52
5/26/2015	-700	$28.07
5/26/2015	2,500	$27.79
5/22/2015	10,000	$28.78
5/11/2015	-2,377	$28.50
5/11/2015	-1,626	$28.50
5/8/2015	600,000	$25.25
5/7/2015	-3,000	$26.25
5/6/2015	26,112	$23.93
5/6/2015	7,899	$23.92
5/5/2015	15,000	$23.58
5/1/2015	15,000	$23.84
4/1/2015	7,600	$24.06
3/30/2015	16,024	$24.19
3/30/2015	500	$23.92
3/27/2015	24,945	$23.81
3/26/2015	10,250	$24.11
3/25/2015	25,000	$24.22
3/19/2015	6,164	$23.63
3/18/2015	10,000	$23.58
3/17/2015	15,796	$23.62
3/16/2015	35,000	$23.86
3/13/2015	10,000	$23.57
3/12/2015	2,791	$23.47
3/11/2015	31,600	$23.48
3/10/2015	30,000	$23.67
3/9/2015	3,838	$23.87
3/5/2015	23,000	$23.96
3/4/2015	13,000	$24.03
2/25/2015	40,000	$24.02
2/24/2015	27,566	$23.97
2/23/2015	35,000	$23.95
2/20/2015	20,000	$23.92
2/19/2015	20,000	$23.90
2/18/2015	20,000	$23.87
2/6/2015	130,000	$24.57
2/5/2015	73,205	$24.81
* Short Puts Dec 15 for 18.997 shares expiring March 18, 2016 - Strike 26,32
* Short Puts Jan 2016 for 20.000 shares expiring March 28, 2016 - Strike 24,765

Abdullah Saleh A. Kamel
Trade Date	Quantity	Price (USD)
5/6/2015	10,000	$23.92
5/7/2015	385,000	$25.25
6/5/2015	60,000
6/5/2015	15,000
6/8/2015	15,000
6/9/2015	6,025
6/9/2015	10,000
6/15/2015	8,278
6/15/2015	5,984
6/16/2015	10,000	$28.08
6/26/2015	10,000
6/29/2015	10,000
6/29/2015	10,000
7/1/2015	1,127
7/2/2015	5,574
7/2/2015	10,000
7/7/2015	1,917
7/23/2015	2,600
7/24/2015	10,000
8/7/2015	4,000	$23.72
8/11/2015	5,000	$24.87
8/12/2015	5,504	$25.50
8/13/2015	5,000	$25.39
8/14/2015	5,000	$25.36
8/18/2015	2,812	$25.50
8/20/2015	3,304	$25.50
8/21/2015	10,000	$25.26
8/21/2015	6,696	$24.90
8/21/2015	5,000	$24.84
8/24/2015	5,273	$24.00
8/25/2015	5,000	$24.04
8/25/2015	10,000	$23.84
8/25/2015	4,727	$24.00
8/26/2015	20,000	$23.94
9/1/2015	10,000	$24.73
9/2/2015	10,000	$24.50
9/2/2015	10,000	$24.50
9/4/2015	10,000	$24.25
9/4/2015	10,000	$24.23
11/12/2015	10,000
11/12/2015	10,000
11/13/2015	1,400
12/11/2015	5,000
1/5/2016	2,500
1/5/2016	5,000
1/8/2016	4,000
1/8/2016	279

SCHEDULE II

The following table is compiled from stockholder disclosures of ownership of Common Stock filed with the SEC on Schedule 13D and Schedule 13G as of [●], 2016 as well as the Company’s proxy statement filed with the SEC on Schedule 14A on [●], 2016.

[●]

IMPORTANT

We urge you to carefully consider the information contained in the enclosed proxy statement and then support our efforts by using the [GREEN] proxy card today to vote FOR the election of our nominees.

Our nominees are committed to acting in the best interests of Rofin’s stockholders. We believe that your voice in the future of Rofin can best be expressed through the election of our nominees.

This solicitation is being made by us and not on behalf of the Board of Directors or management of the Company.  Other than as disclosed in this proxy statement, we are not aware of any other matters to be brought before the Annual Meeting. Should other matters, of which we are not aware, be brought before the Annual Meeting, the persons named as proxies in the enclosed [GREEN] proxy card will vote on such matters in their discretion.

If you own Rofin shares in your own name, you are considered, with respect to those shares, the “stockholder of record.” If your shares are held in a stock brokerage account or by a bank, trust company or other nominee, you are considered the beneficial owner of shares held in “street name.”

If your shares are registered in your name: Please sign, date,  mark, and mail the enclosed [GREEN] proxy card to D.F. King & Co., Inc. in the postage-paid envelope provided today.

If you are the beneficial owner of shares held in “street name”: If these proxy materials have been forwarded to you by your broker, bank, trust company or other nominee, you must instruct your broker, bank, trust company or other nominee how to vote.  Your broker cannot vote your shares for the election of directors on your behalf without your instructions. You may not vote shares held in street name at the Annual Meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank, trust company or other nominee.

We urge you not to sign any proxy card sent to you by Rofin. If you have already done so, you have every right to change your vote.  Only your latest dated proxy will count.  You may revoke any proxy card already sent to the Company before it is voted at the meeting by delivering a signed and dated [GREEN] proxy card in the postage-paid envelope provided.

Your vote is important, no matter how few shares you own. We urge you to sign, date, mark and return the enclosed GREEN proxy card today to vote for the election of our nominees.

D.F. King & Co., Inc.
48 Wall Street
New York, NY 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll Free: (800) 967-7635
Email: fixrofin@dfking.com

PRELIMINARY AND SUBJECT TO COMPLETION, DATED JANUARY 12, 2016

[GREEN] PROXY CARD

ROFIN-SINAR TECHNOLOGIES INC.
2016 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF

SilverArrow Capital Advisors LLP	SilverArrow Capital Holding Ltd. Pluto Fund Limited	SAC Jupiter Holding Ltd.

Thomas Limberger	Robert Schimanko	Abdullah Saleh A. Kamel	Osama H. Al Sayed

Gebhard Rainer	Jordan Kovler

THE BOARD OF DIRECTORS OF
ROFIN-SINAR TECHNOLOGIES INC.
IS NOT SOLICITING THIS PROXY

P R O X Y

The undersigned appoints [●],[●] and [●], and each of them, proxies and agents with full power of substitution to vote all shares of common stock of Rofin-Sinar Technologies Inc. (the “Company”) which the undersigned owned and would be entitled to vote if personally present at the 2016 annual meeting of stockholders scheduled to be held at [●] on [●], 2016, at [●]:[●] (the “Annual Meeting”).

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of common stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof. If properly executed, this Proxy will be voted as directed on the reverse and in the discretion of the herein named proxies and agents or their substitutes with respect to any other matters as may properly come before the Annual Meeting that are unknown to SilverArrow Capital Advisors LLP, SilverArrow Capital Holding Ltd., SAC Jupiter Holding Ltd. and Pluto Fund Limited (the “Concerned Rofin Stockholders”), and the other participants in this solicitation (collectively, the “Participants”) a reasonable time before this solicitation.

IF NO DIRECTION IS INDICATED WITH RESPECT TO PROPOSAL NO. 1 ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED “FOR” THOMAS LIMBERGER, GEBHARD RAINER AND JORDAN KOVLER.  IF NO DIRECTION IS INDICATED WITH RESPECT TO PROPOSALS NO. 2 THROUGH 6 ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS NO. 2 THROUGH 6. IF NO DIRECTION IS INDICATED WITH RESPECT TO PROPOSAL NO. 7 ON THE REVERSE SIDE, THIS PROXY WILL BE MARKED “ABSTAIN” FOR PROPOSAL NO. 7.

This Proxy will be valid until the completion of the Annual Meeting. This Proxy will only be valid in connection with the Concerned Rofin Stockholders’ solicitation of proxies, on behalf of the Participants, for the Annual Meeting.

IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

[GREEN] PROXY CARD

THE CONCERNED ROFIN STOCKHOLDERS RECOMMEND A VOTE “FOR” ITS SLATE OF NOMINEES AND “FOR” PROPOSALS NO. 2 THROUGH 6 LISTED BELOW

[X] Please mark vote as in this example

(1) The Concerned Rofin Stockholders’ proposal to elect its slate of director nominees to the Company’s Board of Directors.

NOMINEES	FOR All Nominees	WITHHOLD AUTHORITY To Vote For All Nominees	FOR ALL EXCEPT [ ] Nominee(s) Written Below
Thomas Limberger	[ ]	[ ]

Gebhard Rainer	[ ]	[ ]

Jordan Kovler	[ ]	[ ]

NOTE: IF YOU DO NOT WISH FOR YOUR SHARES TO BE VOTED “FOR” A PARTICULAR NOMINEE, MARK THE “FOR ALL EXCEPT” BOX AND WRITE THE NAME(S) OF THE NOMINEE(S) YOU DO NOT SUPPORT ON THE LINE(S) BELOW. YOUR SHARES WILL BE VOTED FOR THE REMAINING NOMINEE(S).

(2) The Concerned Rofin Stockholders’ proposal to eliminate the classification of the Board of Directors and to require that all directors elected at or after the annual meeting held in 2016 be elected on an annual basis

FOR	AGAINST	ABSTAIN
[ ]	[ ]	[ ]

(3) The Concerned Rofin Stockholders’ proposal to permit stockholders holding 15% or more of the outstanding shares of common stock to call a special meeting of the stockholders

FOR	AGAINST	ABSTAIN
[ ]	[ ]	[ ]

(4) The Concerned Rofin Stockholders’ proposal to implement majority voting in director elections

FOR	AGAINST	ABSTAIN
[ ]	[ ]	[ ]

(5) The Concerned Rofin Stockholders’ proposal to allow stockholders to act by written consent

FOR	AGAINST	ABSTAIN
[ ]	[ ]	[ ]

(6) The Concerned Rofin Stockholders’ proposal to reduce supermajority voting provisions (adopt simple majority vote on all proposals)

FOR	AGAINST	ABSTAIN
[ ]	[ ]	[ ]

(7) To ratify the appointment of [Deloitte & Touche LLP] as the Company’s independent registered public accounting firm for the fiscal year ended September 30, 2016.

FOR	AGAINST	ABSTAIN
[ ]	[ ]	[ ]

To vote in their discretion on all other matters as may properly come before the Annual Meeting, including any matters incidental to the conduct of the Annual Meeting.

DATED:

(Signature)

(Signature, if held jointly)

(Title)

WHEN SHARES ARE HELD JOINTLY, JOINT OWNERS SHOULD EACH SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD INDICATE THE CAPACITY IN WHICH SIGNING. PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.